Exhibit 10.2

INCENTIVE STOCK OPTION
non-transferable
GRANT TO
DAVID H. BERGSTROM
(the “Participant”) on December 4, 2006
the right to purchase (“ISO”) from NovaDel Pharma Inc. (the “Company”)
58,479 shares of its common stock, par value $0.001 per share, at the exercise price of $1.71 per share

pursuant to and subject to the provisions of the 2006 NovaDel Pharma Inc. Equity Incentive Plan (the “Plan”) and to the terms and conditions set forth hereafter. By accepting the ISO, the Participant, shall be deemed to have agreed to the terms and conditions set forth in this Award Agreement and the Plan. This option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

IN WITNESS WHEREOF, NovaDel Pharma Inc. acting by and through its duly authorized officer, has caused this Award Agreement to be executed as of the day and year first above written.

NovaDel Pharma Inc. By:/s/ MICHAEL E. SPICER Its: Chief Financial Officer Accepted by the Participant: /s/ DAVID H. BERGSTROM David H. Bergstrom

1.	Grant of Option. The committee (the “Committee”) appointed by the Board of Directors of the Company to administer the 2006 NovaDel Pharma Inc. Equity Incentive Plan (the “Plan”), hereby grants to the Participant named above, under the Plan, an incentive stock option (the “ISO”) to purchase from the Company, on the terms and conditions set forth in this Award Agreement, the number of shares (“Shares”) indicated above of the Company’s $0.001 par value common stock (“Common Stock”), at the exercise price per share set forth above (the “Exercise Price”). Unless otherwise indicated, any capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Plan. By accepting the ISO, the Participant is deemed to agree to comply with the terms of the Plan, this Award Agreement and all applicable laws and regulations.

2.	Tax Matters. The ISO granted hereunder is intended to qualify as an “incentive stock option” under Section 422 of the Code. If the aggregate Fair Market Value of Shares with respect to which the ISO first become exercisable by the Participant in any calendar year exceeds the limit determined in accordance with the provisions of Section 422 of the Code (the “Limit”) taking into account Shares subject to all ISOs granted by the Company which are held by the Participant, the excess will be treated as nonstatutory stock options which shall continue to be subject to all provisions in this Award Agreement and the Plan. To determine whether the Limit is exceeded, the Fair Market Value of Shares subject to an ISO shall be determined as of the Grant Dates of such ISOs. In reducing the number of options treated as ISOs to meet the Limit, the most recently granted options will be reduced first. If a reduction of simultaneously granted options is necessary to meet the Limit, the Committee may designate which Shares are to be treated as Shares acquired pursuant to an ISO.

3.	Vesting. The ISO shall become exercisable as provided below, which shall be cumulative. To the extent that the ISO has become exercisable with respect to a number of Shares as provided below, the ISO may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the ISO as provided herein and in accordance with the Plan, including, without limitation, the filing of such written form of exercise notice, if any, as may be required by the Committee and payment in full of the Exercise Price multiplied by the number of Shares so exercised. Upon expiration of the ISO, the ISO shall be cancelled and no longer exercisable. The following table indicates each date upon which the Participant shall be entitled to exercise the ISO with respect to the percentage of Shares vested indicated beside that date provided that the Participant is continuously employed at all times until the applicable vesting date:

Vesting Date	Number of Shares Vested

  12.5% upon FDA acceptance of NDA submission for zolpidem
  12.5% upon FDA acceptance of NDA submission for sumatriptan
  12.5% upon Board of Directors approval and successful implementation of portfolio plan for next generation compounds
  12.5% upon CEO approval and successful implementation of organization plan to address issues in analytical, clinical and regulatory
  15% upon completion of a Board of Directors approved licensing deal for zolpidem
  15% upon completion of a Board of Directors approved licensing deal for sumatriptan
  20% at Board of Directors discretion upon completion of approved licensing deal for zolpidem or sumatriptan

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date.

4.	Option Term. The term of the ISO shall be ten (10) years after the Grant Date, subject to earlier termination in the event of the Participant’s termination of employment or service as set forth in Section 5.

5.	Termination.

          a. For Cause. If the Participant’s employment or service is terminated for Cause any unexercised ISO shall terminate effective immediately.

          b. On Account of Death. If the Participant’s employment or service terminates on account of death (or if the Participant dies within ninety (90) days following termination of employment due to Disability), then any unexercised ISO, to the extent exercisable on the date of death, may be exercised, in whole or in part, within the first one hundred eighty (180) days (but only during the Option Term) after the death of the Participant by (A) his or her personal representative or by the person to whom the ISO is transferred by will or the applicable laws of descent and distribution, or (B) the Participant’s designated beneficiary and, to the extent that any such ISO was not exercisable on the date of death, it will immediately terminate.

          c. On Account of Disability. If the Participant’s employment or service terminates on account of Disability, then any unexercised ISO, to the extent exercisable on the date of such termination of employment or service due to Disability, may be exercised in whole or in part, within the first ninety (90) days after such termination of employment or service due to Disability (but only during the Option Term) by the Participant, or by his or her legal guardian or representative, and to the extent that any such ISO was not exercisable on the date of such termination of employment due to Disability, it will immediately terminate.

          d. Other. If (i) the Participant’s employment is terminated prior to the end of the term under any employment agreement between the Company and the Participant other than as a result of the Participant’s death or Disability and other than for Cause or due to a Change in Control, (ii) the Participant’s employment is terminated by the Participant other than for Good Reason, (iii) the Participant’s employment agreement is not renewed by the Participant at the end of its initial term, or (iv) the Company provides notice to the Participant that his employment agreement will not be renewed, any portion of the ISO that has not vested shall expire as of the termination date or nonrenewal date, and any unexercised portion of a vested ISO shall remain exercisable for a period of three (3) months after the termination date, the date of nonrenewal or the expiration of the ISO, whichever is earlier.

6.	Provisions of Plan Control. This Award Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award Agreement shall be deemed to be modified accordingly, provided that to the extent the Plan provides the Committee with discretion to determine the terms of the ISO the exercise of such discretion shall not be considered to be inconsistent with the terms of the Plan. This Award Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

7.	Notices. All notices or other communications required or permitted to be given under this Award Agreement to the Company shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, postage pre-paid, as follows: (i) if to the Company, at its principal business address to the attention of the Secretary; and (ii) if to the Participant, at the last address of the Participant known to the Company at the time the notice or other communication is sent.